UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside Ave., Suite 1100 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

(e)

Re-approval of Equity Plan

On May 4, 2015, at Clearwater Paper Corporation’s (the “Company”) 2015 Annual Meeting of Stockholders (the “Annual Meeting”), stockholders re-approved the material terms of the performance goals included in the Company’s stock incentive plan for purposes of Section 162(m) of the Internal Revenue Code.

The material terms re-approved by stockholders at the Annual Meeting were the class of employees eligible to receive awards under the plan, the maximum number of shares for which awards can be made to any employee during a calendar year, the formula by which the exercise price of stock options and stock appreciation rights is set, and the business criteria upon which performance goals can be based. These terms were included in the Amended and Restated 2008 Stock Incentive Plan (the “Equity Plan”), which was adopted by the Company’s Board of Directors on February 27, 2015 to update and amend the stock incentive plan originally approved by stockholders in 2010. The changes to the Equity Plan adopted in 2015 included:

•	a decrease in the maximum number of shares that may be subject to awards granted to an employee under the plan in any one calendar year to 175,000 shares;

•	an annual limit of $500,000 on the dollar value of any equity awards made to a director;

•	an expansion of the potential qualifying performance measures upon which long-term performance goals may be based, as well as the permitted adjustments to those performance measures that our Compensation Committee may make; and

•	a clarification of the “clawback” provisions under the plan.

A summary of the Equity Plan is set forth in the Company’s Proxy Statement for the Annual Meeting filed with the Securities and Exchange Commission on March 24, 2015 (the “Proxy Statement”). That summary and the forgoing description are qualified in their entirety by reference to the text of the Equity Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Separation Agreement

As announced on March 5, 2015, Thomas A. Colgrove, Senior Vice President, announced his decision to retire from the Company effective as of December 31, 2015 (the “Separation Date”).

In connection with Mr. Colgrove’s termination of employment, the Company will enter into a separation agreement with him which provides that (a) Mr. Colgrove will receive an amount equal to seven months of his annual salary, paid out in installments through July 31, 2016 (“Severance Period”) and a lump sum payment of $441,000, payable on August 15, 2016;

(b) the termination of employment will be treated as if he had qualified for a normal retirement under the Company’s long-term incentive program with respect to his outstanding equity awards as of the Separation Date; (c) if he elects COBRA continuation coverage, the Company will subsidize a portion of the COBRA premium cost during the Severance Period; (d) he will not compete with nor solicit employees or customers of the Company for a period of 18 months following the Separation Date or disclose trade secrets at any time; and (e) he will make himself available for such transition services that are reasonably requested by the Company during the Severance Period. In conjunction with the separation agreement, Mr. Colgrove will provide a general release of claims to the Company and its affiliates, subsidiaries, and related parties.

RSU Amendment

The Company and Linda K. Massman entered into an Amendment to Restricted Stock Agreement, which deleted the mandatory deferral provision contained in the Restricted Stock Unit Agreement, dated as of January 1, 2013, entered into by the Company and Ms. Massman in connection with her assuming the position of Chief Executive Officer of the Company.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 4, 2015, the Company held its 2015 Annual Meeting of Stockholders. The matters listed below were submitted to a vote of the stockholders through the solicitation of proxies, and the proposals are described in the Company’s Proxy Statement filed with the SEC on March 24, 2015. The certified results of the stockholder vote are as follows:

Proposal 1 – Election of Directors

The following individuals were elected to serve as Class I directors to hold office until the 2018 Annual Meeting of Stockholders or until the respective successors are duly elected and qualified.

Nominee	For	Against	Abstain	Broker non-votes
Boh A. Dickey	15,891,375	254,352	93,218	1,199,653
Linda K. Massman	15,945,731	230,319	62,895	1,199,653

Proposal 2 – Ratification of the Appointment of KPMG, LLP as Independent Registered Public Accounting Firm for 2015

The stockholders ratified the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2015.

For	Against	Abstain	Broker non-votes
17,196,128	141,072	101,398	N/A

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

The compensation of the named executive officers as disclosed in the Company’s Proxy Statement pursuant to Item 402 of Regulations S-K was approved, on an advisory basis, by the stockholders as follows:

For	Against	Abstain	Broker non-votes
15,470,688	469,563	298,694	1,199,653

Proposal 4 – Re-approval of Equity Plan

The stockholders re-approved the material terms of the Clearwater Paper Corporation Amended and Restated 2008 Stock Incentive Plan.

For	Against	Abstain	Broker non-votes
15,131,942	997,136	109,867	1,199,653

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Clearwater Paper Corporation Amended and Restated 2008 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2015

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

10.1	Clearwater Paper Corporation Amended and Restated 2008 Stock Incentive Plan